Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Quince Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Other	17,343,856 (1)	$1.90(2)	$32,953,326(2)	$0.00015310	$5,046 (2)

	Total Offering Amounts					$32,953,326	—	$5,046

	Total Fee Offsets							—

	Net Fee Due							$5,046

(1)	Consists of 17,343,856 shares of the Registrant’s common stock registered for resale by the selling stockholders named in this registration statement.

(2)

Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by The Nasdaq Global Select Market, for shares of the Registrant’s common stock on July 21, 2025.